Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 22, 2010

LEGGETT & PLATT POSTS SECOND QUARTER EPS OF $.34

Carthage, MO, July 22, 2010 —

•	2Q EPS of $.34

•	2Q sales of $874 million, 15% higher than in prior year

•	Repurchased 2.3 million shares during the quarter; outstanding shares declined to 146.6 million

•	Ended the quarter with net debt at 27.3% of net capital, below 30% - 40% target range

•	Increasing 2010 EPS guidance to $1.10 - 1.30 on sales of $3.2 - 3.4 billion

Diversified manufacturer Leggett & Platt reported second quarter earnings per diluted share of $.34. In the second quarter of 2009, earnings were $.12 per share (including a $.04 per share non-cash write-down of a note received in the 2008 aluminum segment divestiture). Earnings increased primarily as a result of higher sales.

Sales from Continuing Operations were $874 million, 15% (or $117 million) higher than in the second quarter of 2009. Unit volumes improved approximately 14%.

Progress Continuing

President and CEO David S. Haffner commented, “We are encouraged to see continued sales growth. This quarter’s 15% growth, and the associated higher capacity utilization, led to meaningful earnings improvement. Gross margin was again over 20%, and EBIT margin approached 10%. As a result, we are raising our full year sales and EPS guidance; the new ranges are basically equivalent to the upper half of our prior ranges. Additionally, our cash flow remains strong and debt levels remain low. We acknowledge the recent weakness in both investor and consumer sentiment, but remain guardedly optimistic.

“Near term, growth should significantly exceed our 4-5% long-term goal as the economy recovers. With our excess production capacity, sales can rebound approximately 25%-33% (to $4 billion or more) before we anticipate the need for significant capital investment. We expect an incremental margin of 25-35% as unit volumes increase, at least until sales exceed $4 billion; as a result, EBIT margin should improve notably as sales grow.

“Long term, we believe that modest sales growth, continued margin improvement, our dividend yield, and stock buybacks will enable us to achieve our goal of generating Total Shareholder Return (TSR) that ranks within the top 1/3 of the S&P 500. Since implementing our new strategy two and one-half years ago, we have achieved TSR1 of 36%, which ranks within the top 5% of all S&P 500 companies. TSR for the S&P 500 index was negative 23% over that identical time period.”

Dividend and Stock Repurchases

In May, Leggett & Platt’s Board of Directors declared a $.26 second quarter dividend, one cent higher than last year’s second quarter dividend. Thus, 2010 is on track to mark the 39th consecutive annual dividend increase for the company, with a compound annual growth rate of approximately 14% during that period. At yesterday’s closing share price of $20.54, the indicated annual dividend of $1.04 per share generates a dividend yield of 5.1%.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested; measured from 12-31-07 through 7-21-10.

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During the second quarter, the company repurchased 2.3 million shares of its stock at an average price of $23.17 per share, and issued 1.0 million shares. During the first half of 2010, the company repurchased 4.2 million shares and issued 2.0 million shares; as a result, shares outstanding decreased to 146.6 million (which is 16%, or 28 million shares, lower than it was three years ago).

For the full year, the company anticipates repurchasing a total of 5 to 7 million shares of its stock (subject to the amount of cash flow generated from operations, stock price fluctuations, and other potential uses of cash) and issuing approximately 3 million shares (primarily for employee purchases of stock, either directly or through option exercise). As a result, the number of outstanding shares is anticipated to decline by up to 4 million shares (or 3%) during 2010. The company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year, but has established no specific repurchase commitment or timetable.

2010 Outlook Improved

Leggett anticipates full year 2010 sales of approximately $3.2 - 3.4 billion, and EPS of $1.10 - 1.30. At the midpoint of its sales and EPS guidance the company would generate an EBIT margin of about 9.4%. The lower end of the ranges allow for some weakening in the economy.

Cash from operations should exceed $300 million for the full year. Uses of cash include approximately $75 million for capital expenditures and $155 million for dividends.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Since the LIFO benefit is not recorded at the segment level, 2009 segment EBIT margins were unusually low. Earnings for the second quarter 2010 reflect a LIFO expense of $2.2 million, compared to a LIFO benefit of $19.0 million in 2Q 2009.

Furthermore, LIFO created significant variability in 2009 quarterly earnings. Steel deflation negatively impacted segment earnings for the first half of 2009. This impact was offset by a LIFO benefit at the corporate level, but that benefit was spread across all four quarters. As a result, the LIFO benefit in 3Q 2009 was $16.0 million, and in 4Q 2009 was $14.8 million. LIFO-related impacts are not anticipated to be as significant during 2010.

SEGMENT RESULTS – Second Quarter 2010 (versus 2Q 2009)

Residential Furnishings – Total sales increased $37 million, or 9%, as a result of improved market demand; unit volume increased 8%. EBIT (earnings before interest and income taxes) increased $21 million due to improved sales, price discipline, and cost structure improvements.

Commercial Fixturing & Components – Total sales increased $10 million, or 8%, due to new programs with office furniture manufacturers and our strong position with value-oriented retailers. EBIT increased $7 million due to sales growth and cost reductions.

Industrial Materials – Total sales increased $42 million, or 28%; unit volume was 20% higher, and was augmented by higher unit prices (from steel inflation). EBIT increased $3 million, with the impact of higher volume largely offset by lower metal margins (reflecting higher costs for scrap steel).

Specialized Products – Total sales increased $36 million, or 30%, largely due to significantly improved automotive demand. EBIT increased $17 million due to higher volume and cost reductions.

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Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, July 23 to discuss quarterly results, annual guidance, and related matters. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Third quarter results will be released after the market closes on October 21; a conference call will occur the next day.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 127-year-old firm is comprised of 19 business units, 20,000 employee-partners, and more than 140 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) power foundations; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	July 22, 2010

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2010	2009	Change	2010	2009	Change
Net sales (from continuing operations)	$874.3	$757.4	15%	1,690.7	$1,475.5	15%
Cost of goods sold	694.6	610.2		1,345.5	1,203.3

Gross profit	179.7	147.2		345.2	272.2
Selling & administrative expenses	88.8	89.0	(0%)	181.1	190.9	(5%)
Amortization	4.9	5.5		9.9	9.8
Other expense (income), net	0.9	11.9		(8.1)	12.8

Earnings before interest and taxes	85.1	40.8	109%	162.3	58.7	176%
Net interest expense	8.0	8.1		16.2	16.0

Earnings before income taxes	77.1	32.7		146.1	42.7
Income taxes	23.5	13.6		45.0	20.3

Net earnings from continuing operations	53.6	19.1		101.1	22.4
Discontinued operations, net of tax [1]	0.5	0.1		(0.1)	(0.2)

Net earnings	54.1	19.2		101.0	22.2
Less net income from non-controlling interest	(1.4)	(0.2)		(3.2)	0.1

Net earnings attributable to L&P	$52.7	$19.0	177%	$97.8	$22.3	339%

Earnings per diluted share
From continuing operations	$0.34	$0.12		$0.64	$0.14
From discontinued operations	$0.00	$0.00		$(0.00)	$0.00
Net earnings per diluted share	$0.34	$0.12	192%	$0.63	$0.14	360%
Shares outstanding
Common stock (at end of period)	146.6	156.3		146.6	156.3
Basic (average for period)	151.5	161.5		152.0	161.3
Diluted (average for period)	153.8	161.8		154.1	161.6

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2010	2009	Change	2010	2009	Change
Net earnings	$54.1	$19.2		$101.0	$22.2
Depreciation and amortization	29.3	33.4		61.2	64.8
Working capital decrease (increase)	(30.4)	88.4		(70.3)	139.9
Asset Impairment	0.0	0.3		2.3	0.7
Other operating activity	13.8	32.3		23.7	60.8

Net Cash from Operating Activity	$66.8	$173.6	(62%)	$117.9	$288.4	(59%)
Additions to PP&E	(16.5)	(29.8)	(45%)	(30.0)	(51.5)	(42%)
Purchase of companies, net of cash	0.0	0.0		(0.4)	(0.3)
Proceeds from asset sales	0.8	2.8		10.8	5.8
Dividends paid	(38.5)	(39.2)		(77.2)	(78.3)
Repurchase of common stock, net	(39.8)	(11.6)		(71.8)	(26.0)
Additions (payments) to debt, net	27.0	(41.2)		42.5	(92.7)
Other	(3.5)	7.4		(8.8)	12.1

Increase (Decr.) in Cash & Equiv.	$(3.7)	$62.0		$(17.0)	$57.5

FINANCIAL POSITION	30-Jun
(In millions)	2010	2009	Change
Cash and equivalents	$243.5	$222.2
Receivables	537.2	492.7
Inventories	451.5	411.1
Held for sale	18.7	25.3
Other current assets	56.1	68.9

Total current assets	1,307.0	1,220.2	7%
Net fixed assets	624.6	685.6
Held for sale	27.3	32.4
Goodwill and other assets	1,120.4	1,131.2

TOTAL ASSETS	$3,079.3	$3,069.4	0%

Trade accounts payable	$256.9	$186.4
Current debt maturities	10.0	17.0
Held for sale	5.0	5.6
Other current liabilities	299.7	293.3

Total current liabilities	571.6	502.3	14%
Long term debt	854.8	772.8	11%
Deferred taxes and other liabilities	164.6	128.6
Equity	1,488.3	1,665.7	(11%)

Total Capitalization	2,507.7	2,567.1

TOTAL LIABILITIES & EQUITY	$3,079.3	$3,069.4

[1]	Primarily includes: Coated Fabrics (formerly in Residential Furnishings); Storage Products (formerly in Commercial Fixturing & Components).

LEGGETT & PLATT	Page 5 of 5	July 22, 2010

SEGMENT RESULTS	SECOND QUARTER			YEAR TO DATE
(In millions)	2010	2009	Change	2010	2009	Change
External Sales
Residential Furnishings	$455.4	$418.3	8.9%	$887.7	$829.9	7.0%
Commercial Fixturing & Components	140.7	130.6	7.7%	281.4	245.0	14.9%
Industrial Materials	132.3	102.9	28.6%	247.6	207.2	19.5%
Specialized Products	145.9	105.6	38.2%	274.0	193.4	41.7%

Total	$874.3	$757.4	15.4%	$1,690.7	$1,475.5	14.6%

Inter-Segment Sales
Residential Furnishings	$2.0	$2.0		$4.1	$4.4
Commercial Fixturing & Components	1.1	0.8		2.1	1.9
Industrial Materials	62.4	49.6		124.2	110.2
Specialized Products	10.1	14.3		18.4	30.9

Total	$75.6	$66.7		$148.8	$147.4

Total Sales
Residential Furnishings	$457.4	$420.3	8.8%	$891.8	$834.3	6.9%
Commercial Fixturing & Components	141.8	131.4	7.9%	283.5	246.9	14.8%
Industrial Materials	194.7	152.5	27.7%	371.8	317.4	17.1%
Specialized Products	156.0	119.9	30.1%	292.4	224.3	30.4%

Total	$949.9	$824.1	15.3%	$1,839.5	$1,622.9	13.3%

EBIT
Residential Furnishings	$44.9	$24.1	86%	$94.0	$17.0	453%
Commercial Fixturing & Components	8.7	1.7	412%	16.6	(1.6)	1138%
Industrial Materials	16.8	13.8	22%	30.2	26.8	13%
Specialized Products	18.8	1.7	1006%	27.2	(6.8)	500%
Intersegment eliminations and other	(1.9)	(19.5)		(1.4)	(12.7)
Change in LIFO reserve	(2.2)	19.0		(4.3)	36.0

Total	$85.1	$40.8	109%	$162.3	$58.7	176%

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	9.8%	5.7%	410	10.5%	2.0%	850
Commercial Fixturing & Components	6.1%	1.3%	480	5.9%	(0.6%)	650
Industrial Materials	8.6%	9.0%	(40)	8.1%	8.4%	(30)
Specialized Products	12.1%	1.4%	1070	9.3%	(3.0%)	1230

Overall from Continuing Operations	9.7%	5.4%	430	9.6%	4.0%	560

LAST SIX QUARTERS	2009				2010
Selected Figures	1Q	2Q	3Q	4Q	1Q	2Q
Trade Sales ($ million)	718	757	810	770	816	874
Sales Growth (vs. prior year)	(28.1%)	(28.8%)	(28.5%)	(12.8%)	13.7%	15.4%
EBIT ($ million)	18	41	95	77	77	85
EBIT Margin	2.5%	5.4%	11.7%	10.0%	9.5%	9.7%
Net Earnings - excludes discontinued oper. ($m)	4	19	55	41	46	52
Net Margin - excludes discontinued operations	0.6%	2.5%	6.8%	5.3%	5.6%	6.0%
EPS - continuing operations (diluted)	$0.02	$0.12	$0.34	$0.26	$0.30	$0.34
Cash from Operations ($ million)	115	174	142	135	51	67

Net Debt to Net Capitalization
Long term debt	793	773	772	789	822	855
Current debt maturities	17	17	2	10	10	10
Less cash and equivalents	(160)	(222)	(221)	(260)	(247)	(244)

Net Debt	650	568	553	539	585	621

Total capitalization	2531	2567	2556	2526	2524	2508
Current debt maturities	17	17	2	10	10	10
Less cash and equivalents	(160)	(222)	(221)	(260)	(247)	(244)

Net Capitalization	2388	2362	2337	2276	2287	2274

Long Term Debt to Total Capitalization	31.3%	30.1%	30.2%	31.2%	32.6%	34.1%
Net Debt to Net Capital	27.2%	24.0%	23.7%	23.7%	25.6%	27.3%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q

Residential Furnishings	(19%)	(23%)	(23%)	(9%)	5%	9%
Commercial Fixturing & Components	(38%)	(29%)	(28%)	(25%)	23%	8%
Industrial Materials	(22%)	(38%)	(41%)	(26%)	8%	29%
Specialized Products	(38%)	(33%)	(27%)	(6%)	31%	30%
Overall from Continuing Operations	(27%)	(28%)	(28%)	(13%)	14%	16%
[1] Segment margins calculated on Total Sales. Overall company margin calculated on External Sales. nm = not meaningful